EXHIBIT 5

Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
www.KilpatrickStockton.com

May 14, 2007
Industrial Distribution Group, Inc.
950 E. Paces Ferry Road
Suite 1575
Atlanta, Georgia 30326
Re:           Form S-8 Registration Statement
Gentlemen:
          We have acted as counsel for Industrial Distribution Group, Inc., a Delaware corporation (the “Company”), in the preparation of the Form S-8 Registration Statement relating to the Industrial Distribution Group, Inc. Management Incentive Program and the proposed offer and sale of up to 200,000 additional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant thereto.
     In such capacity, we have reviewed originals or copies of such corporate records, documents and other instruments, and questions of law or fact relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock we have considered relevant, necessary or appropriate for the purposes of this opinion.
     Based on and subject to the foregoing, it is our opinion that the Management Incentive Program and the proposed offer and sale thereunder of up to 200,000 additional shares of Common Stock have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Management Incentive Program, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

Sincerely,

KILPATRICK STOCKTON LLP

By:	/s/ W. Randy Eaddy

W. Randy Eaddy, A Partner